Exhibit 99.1

Armstrong World Industries Reports

Second Quarter 2016 Results

Key Highlights

•	Americas’ volume up mid-single digits over Q2’15

•	Operating income from continuing operations of $51.7 million, up 26% over Q2’15

•	Adjusted EBITDA from continuing operations of $82 million, up 19% over Q2’15

•	Announces $150 million dollar share repurchase program

•	Reiterates full year 2016 adjusted EBITDA guidance, with lower revenue guidance on softer outlook in international markets.

LANCASTER, Pa., July 29, 2016 — Armstrong World Industries, Inc. (NYSE:AWI), a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions, today reported financial results for the second quarter ended June 30, 2016.

As previously announced, on April 1, 2016, AWI completed the separation of its legacy flooring business that now operates as Armstrong Flooring Inc. (“AFI”), an independent, publicly-traded company. Beginning with the second quarter of 2016, AFI’s historical results are reflected in AWI’s Consolidated Financial Statements as a discontinued operation and excluded from results of continuing operations.

Second Quarter Results from continuing operations

(Amounts in millions except per share data)	Three Months Ended June 30,		Change
	2016	2015
Net sales	$314.3	$306.1	2.7%
Operating income	51.7	41.2	25.5%
Net income	16.6	15.1	9.9%
Diluted earnings per share	$0.29	$0.27	7.4%

Excluding the unfavorable impact from foreign exchange of $4 million, consolidated net sales increased 3.9% compared to the prior year period, driven by broad based volume growth in the Americas and improvement in average sales dollars per unit sold, or average unit value (“AUV”). Volumes in the Americas were up mid-single digits and were partially offset by lower volumes in international markets.

The improvement in operating income and net income compared to the prior year period was driven by lower SG&A costs in international regions, higher earnings from the WAVE joint venture, the margin impact of higher volume and AUV improvement.

“In the second quarter, we delivered strong sales growth in the Americas with sales up 6%, and expanded adjusted EBITDA margins globally by 340 basis points,” said Vic Grizzle, CEO. “I’m pleased that our growth initiatives contributed significantly to our results in the quarter, as we saw double digit topline growth with premium products in both our core tile business and Architectural Specialties.”

Additional (non-GAAP*) Financial Metrics from continuing operations

(Amounts in millions except per share data)	Three Months Ended June 30,		Change
	2016	2015
Adjusted operating income	$61	$50	23.1%
Adjusted net income	$31	$26	23.0%
Adjusted diluted earnings per share	$0.56	$0.46	22.5%

(Amounts in millions)	Three Months Ended June 30,		Change	2015 Comparable Base EBITDA	Change
	2016	2015
Adjusted EBITDA
Americas	$80	$88	(8.5%)	$71	13.4%
EMEA	—	(4)	Favorable	(1)	75.0%
Pacific Rim	3	—	Favorable	—	Favorable
Unallocated Corporate	(1)	(15)	Favorable	(1)	Favorable

Consolidated Adjusted EBITDA	$82	$69	18.5%	$68	19.3%

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other discrete gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2016, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income and adjusted EBITDA improved by 23% and 19%, respectively, in the second quarter of 2016 when compared to the prior year period. The improvement in adjusted EBITDA was driven by lower SG&A costs in international regions, higher earnings from the WAVE joint venture, the margin impact of higher volume and AUV improvement. Adjusted earnings per share is calculated using a 39% adjusted tax rate in both periods.

Second Quarter Segment Highlights

Effective April 1, 2016, the former Building Products operating segment was disaggregated into the following three distinct geographical segments: Americas (including Canada); Europe, Middle East and Africa (including Russia) (“EMEA”) and Pacific Rim. The Unallocated Corporate segment historically included assets, liabilities, income and expenses that had not been allocated to the geographical segments, including AFI separation costs.

Adjusted EBITDA improved in all three geographic segments, excluding the impact of stand-alone corporate costs allocated to the Americas segment.

Americas

	Three Months Ended June 30,		Change	2015 Comparable Base EBITDA	Comparable
	2016	2015
Total segment net sales (as reported)	$214.8	$202.7	6.0%
Operating income (as reported)	$64.3	$71.9	(10.6%)
Constant currency sales	$214	$202	6.3%
Adjusted EBITDA	$80	$88	(8.5%)	$71	13.4%

Excluding the unfavorable impact of foreign exchange of approximately $1 million, net sales in the Americas for the second quarter increased 6.3%, driven by broad based mid-single digit volume growth in the Americas and continued improvement in AUV. On an as reported basis, operating income decreased, driven by higher SG&A expenses and manufacturing costs, due to increased costs as result of the AFI separation. These costs more than offset the margin impact of higher volumes, strong earnings from the WAVE joint venture and improvements in AUV.

EMEA

	Three Months Ended June 30,		Change	2015 Comparable Base EBITDA	Comparable
	2016	2015
Total segment net sales (as reported)	$65.6	$68.6	(4.4%)
Operating (loss) (as reported)	($5.3)	($6.2)	14.5%
Constant currency sales	$67	$68	(1.9%)
Adjusted EBITDA	($—)	($4)	Favorable	($1)	75.0%

Excluding the unfavorable impact of foreign exchange of approximately $2 million, net sales in EMEA for the second quarter decreased 1.9%, driven by lower volumes as lower sales in the Middle East were mostly offset by higher sales in Russia. On an as reported basis, operating loss decreased, driven by lower SG&A costs and lower manufacturing and input costs that offset the margin impact from lower volumes. The improvement in SG&A costs over the prior year period reflects the benefit of prior cost reduction actions and strong cost control to mitigate softer end markets.

Pacific Rim

	Three Months Ended June 30,		Change	2015 Comparable Base EBITDA	Comparable
	2016	2015
Total segment net sales (as reported)	$33.9	$34.8	(2.6%)
Operating (loss) (as reported)	($2.1)	($1.5)	(40.0%)
Constant currency sales	$34	$33	1.2%
Adjusted EBITDA	$3	($—)	Favorable	$—	Favorable

Excluding the unfavorable impact of foreign exchange of approximately $1 million, net sales in the Pacific Rim for the second quarter increased 1.2%, as improvements in AUV offset lower volumes. On an as reported basis, the increase in operating loss was due entirely to severance charges associated with cost reduction actions, which offset improvements in AUV and lower SG&A expenses.

Unallocated Corporate

As a result of the AFI separation on April 1, 2016, the majority of the AWI corporate support functions, representing costs of approximately $16 million for the three months ended June 30, 2016, were incorporated into the Americas segment. As a result, unallocated corporate support expenses decreased significantly during the three months ended June 30, 2016 when compared to the same period in 2015.

On an as reported basis, unallocated corporate expense of $5.2 million decreased from $23.0 million in the prior year. The decrease was due to the inclusion of most of the corporate costs within the Americas segment. The expenses flowing through this segment in 2016 are costs and expenses related to the AFI separation.

Year to Date Results from continuing operations

Year to Date

(Amounts in millions)	Six Months Ended June 30,		Change	2015 Comparable Base EBITDA	Comparable
	2016	2015
Net sales (as reported)	$601.7	$598.1	0.6%
Operating income (as reported)	$73.3	$75.3	(2.7%)
Constant currency sales	$607	$591	2.6%
Adjusted EBITDA	$152	$130	17.6%	$129	18.5%

Excluding the unfavorable impact from foreign exchange of approximately $11 million, year to date consolidated net sales increased 2.6% compared to the prior year period driven by higher volumes in the Americas and improvements in AUV.

On an as reported basis, operating income declined by 2.7% driven by AFI separation expenses. Separation expenses in the first six months of 2016 were $31 million, compared to $9 million in the prior year period. Operating income was also impacted by strong earnings from the WAVE joint venture, lower SG&A expenses reflecting cost control measures plus the net impact of the separation, and the margin impact from higher volumes, which more than offset higher manufacturing and input costs, and the margin impact of unfavorable AUV.

Share Repurchase Program

AWI also separately announced today that its Board of Directors authorized a stock repurchase program under which it may repurchase up to $150 million of its outstanding common stock. The repurchase authorization extends through July of 2018. “As a key component of our capital allocation strategy, this authorization demonstrates our conviction in our strategic growth initiatives and the potential of our business,” said Vic Grizzle, CEO.

Market Outlook and 2016 Guidance (1)

“For the full year 2016, we are maintaining our adjusted EBITDA guidance, with constant currency sales now expected to be in the $1.23 to $1.28 billion range,” said Brian MacNeal, CFO. “We expect sales to improve sequentially in the second half of the year in our international markets after a slow start to the year, but with the uncertainty created by the U.K. referendum to leave the European Union, we expect the rate of improvement to be less than what we had previously anticipated.”

The Company is maintaining its expected range for full year 2016 adjusted EBITDA of $310 to $330 million and its free cash flow range of $80 to $100 million. The Company now expects adjusted earnings per share, to be in the range of $2.05 to $2.25 per diluted share.

(1)	Sales guidance includes the impact of foreign exchange. Guidance metrics, other than sales, are presented using 2016 budgeted foreign exchange rates. Adjusted EPS guidance for 2016 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss second quarter 2016 results. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click “Investors.” The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended June 30, 2016 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. (AWI) is a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions. With 3,800 employees and fiscal 2015 revenues from ceiling operations in excess of $1.2 billion, AWI operates from a global manufacturing network of 24 facilities, including 9 plants dedicated to its WAVE joint venture. On April 1, 2016, AWI completed the separation of its legacy flooring business that now operates as Armstrong Flooring Inc., an independent, publicly-traded company. For more information, visit www.armstrongceilings.com.

Additional forward looking non-GAAP metrics are available on the Company’s web site at http://www.armstrongceilings.com/ under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts, quarterly and year to date data is unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Sales	$314.3	$306.1	$601.7	$598.1
Costs of goods sold	222.8	214.6	425.9	417.5
Selling general and administrative expenses	55.8	61.6	109.5	125.9
Separation costs	3.9	5.1	31.0	9.4
Equity (earnings) from joint venture	(19.9)	(16.4)	(38.0)	(30.0)

Operating income	51.7	41.2	73.3	75.3
Interest expense	12.5	11.4	34.4	22.6
Other non-operating expense	—	0.2	—	2.7
Other non-operating (income)	(2.1)	(3.4)	(7.3)	(5.4)

Earnings from continuing operations before income taxes	41.3	33.0	46.2	55.4
Income tax expense	24.7	17.9	36.7	34.6

Earnings from continuing operations	$16.6	$15.1	$9.5	$20.8
Net earnings (loss) from discontinued operations, net of tax expense of $-, $7.3, $0.1 and $10.7	—	14.8	(4.5)	12.9
Gain (loss) from disposal of discontinued business, net of tax (benefit) of ($0.1), $-, ($1.9) and ($43.4)	0.3	(0.3)	2.0	42.5

Net earnings (loss) from discontinued operations	0.3	14.5	(2.5)	55.4
Net earnings	$16.9	$29.6	$7.0	$76.2

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(13.2)	7.4	(11.8)	(7.9)
Derivative (loss)	(2.1)	(0.6)	(0.5)	(1.1)
Pension and postretirement adjustments	9.2	9.2	17.0	21.1

Total other comprehensive (loss) income	(6.1)	16.0	4.7	12.1

Total comprehensive income	$10.8	$45.6	$11.7	$88.3

Earnings per share of common stock, continuing operations
Basic	$0.30	$0.27	$0.17	$0.37
Diluted	$0.29	$0.27	$0.17	$0.37

Earnings (loss) per share of common stock, discontinued operations
Basic	$0.01	$0.26	($0.04)	$0.99
Diluted	$0.01	$0.26	($0.04)	$0.98

Net earnings per share of common stock:
Basic	$0.30	$0.53	$0.13	$1.36
Diluted	$0.30	$0.53	$0.13	$1.36

Average number of common shares outstanding
Basic	55.6	55.5	55.6	55.4
Diluted	56.0	55.8	55.9	55.8

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Sales
Americas	$214.8	$202.7	$414.9	$394.0
EMEA	65.6	68.6	125.2	139.1
Pacific Rim	33.9	34.8	61.6	65.0

Total net sales	$314.3	$306.1	$601.7	$598.1

Operating Income (loss)
Americas	$64.3	$71.9	$120.4	$136.3
EMEA	(5.3)	(6.2)	(9.3)	(8.3)
Pacific Rim	(2.1)	(1.5)	(3.4)	(4.0)
Unallocated Corporate (expense)	(5.2)	(23.0)	(34.4)	(48.7)

Total Operating Income	$51.7	$41.2	$73.3	$75.3

Selected Balance Sheet Information

(amounts in millions)

	June 30, 2016	December 31, 2015
Assets
Current assets	$390.0	$880.8
Property, plant and equipment, net	661.1	648.1
Other noncurrent assets	645.9	1,164.7

Total assets	$1,697.0	$2,693.6

Liabilities and shareholders’ equity
Current liabilities	$222.4	$436.3
Noncurrent liabilities	1,272.2	1,488.5
Equity	202.4	768.8

Total liabilities and shareholders’ equity	$1,697.0	$2,693.6

Selected Cash Flow Information

(amounts in millions)

	Six Months Ended June 30,
	2016	2015
Net income	$7.0	$76.2
Other adjustments to reconcile net income to net cash provided by operating activities	69.9	23.2
Changes in operating assets and liabilities, net	(132.3)	(40.5)

Net cash (used for) provided by operating activities	(55.4)	58.9
Net cash (used for) investing activities	(3.9)	(24.3)
Net cash (used for) financing activities	(82.9)	(15.0)

Effect of exchange rate changes on cash and cash equivalents	(3.2)	(3.3)

Net (decrease) increase in cash and cash equivalents	(145.4)	16.3
Cash and cash equivalents, beginning of period	244.8	185.3

Cash and cash equivalents, end of period	$99.4	$201.6
Cash and cash equivalents at end of period of discontinued operations	—	32.8

Cash and cash equivalents at end of period of continuing operations	$99.4	$168.8

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2016. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Comparable Base EBITDA	$—	$68	$—	$129
Corp Cost Allocation	—	(1)	—	(1)
Adjusted EBITDA	$82	$69	$152	$130
D&A/Fx*	(21)	(19)	(39)	(38)
Operating Income, Adjusted	$61	$50	$113	$92
Non-cash impact of U.S. pension	3	4	6	7
Separation expenses	4	5	31	9
Cost reduction initiatives	3	—	3	—
Foreign exchange impact	(1)	—	—	1

Operating Income, Reported	$52	$41	$73	$75

Interest/other expense	(11)	(8)	(16)	(20)
EBT, excluding SWAP charge	$41	$33	$57	$55
Charge to settle existing interest rate SWAPS due to refinancing	—	—	(11)	—
EBT, Reported	$41	$33	$46	$55
Tax expense	(24)	(18)	(36)	(34)

Net Income, Reported	$17	$15	$10	$21

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $20.0 million for the three months ended June 30, 2016, $19.3 million for the three months ended June 30, 2015, $38.8 million for the six months ended June 30, 2016, and $38.3 million for the six months ended June 30, 2015.

AMERICAS

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Comparable Base EBITDA	$—	$71	$—	$134
Corp Cost Allocation	—	(17)	—	(34)
Adjusted EBITDA	$80	$88	$153	$168
D&A/Fx	(13)	(11)	(26)	(21)
Operating Income, Adjusted	$67	$77	$127	$147
Non-cash impact of U.S. pension	3	4	6	7
Foreign exchange impact	—	1	1	4

Operating Income, Reported	$64	$72	$120	$136

EMEA

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Comparable Base EBITDA	$—	($1)	$—	$2
Corp Cost Allocation	—	3	—	6
Adjusted EBITDA	($—)	($4)	($1)	($4)
D&A/Fx	(5)	(3)	(8)	(7)
Operating (Loss), Adjusted	($5)	($7)	($9)	($11)
Foreign exchange impact	—	(1)	—	(3)

Operating (Loss), Reported	($5)	($6)	($9)	($8)

PACIFIC RIM

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Comparable Base EBITDA	$—	$—	$—	($1)
Corp Cost Allocation	—	—	—	—
Adjusted EBITDA	$3	$—	$3	($1)
D&A/Fx	(3)	(2)	(4)	(5)
Operating Income (Loss), Adjusted	$—	($2)	($1)	($6)
Cost reduction initiatives	3	—	3	—
Foreign exchange impact	(1)	—	(1)	(2)

Operating (Loss), Reported	($2)	($2)	($3)	($4)

UNALLOCATED CORPORTE

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Comparable Base EBITDA	$—	($1)	$—	($5)
Corp Cost Allocation	—	14	—	28
Adjusted EBITDA	($1)	($15)	($3)	($33)
D&A/Fx	—	(3)	(1)	(5)
Operating (Loss), Adjusted	($1)	($18)	($4)	($38)
Separation expenses	4	5	31	9
Foreign exchange impact	—	—	—	2

Operating (Loss), Reported	($5)	($23)	($34)	($49)

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$82		$69		$152		$130
D&A as reported	(20)		(19)		(39)		(38)
Fx/Accelerated Depreciation	(1)		—		—		—

Operating Income, Adjusted	$61		$50		$113		$92
Other non-operating (expense)*	(10)		(8)		(17)		(20)

Earnings Before Taxes, Adjusted	$51		$42		$96		$72
Adjusted tax (expense) @ 39% for 2016 and 2015	(20)		(16)		(38)		(28)

Net Earnings, Adjusted	$31	$0.56	$26	$0.46	$59	$1.05	$44	$0.79

Pre-tax adjustment items	(6)		(5)		(45)		(10)
Non-cash impact of U.S. Pension	(3)		(4)		(6)		(7)
Reversal of adjusted tax expense @ 39% for 2016 and 2015	20		16		38		28
Ordinary tax	(13)		(11)		(14)		(18)
Unbenefitted foreign losses	(4)		(6)		(8)		(12)
Separation costs	(7)		—		(16)		—
Tax adjustment items	(1)		(1)		2		(4)

Net Earnings, Reported	$17	$0.29	$15	$0.27	$10	$0.17	$21	$0.37

*	Adjusted results exclude $10.7 million of interest expense recorded in the first quarter of 2016 related to the settlement of interest rate swaps incurred in connection with the company’s refinancing of its credit facility.

Source: Armstrong World Industries